American States Water Company and Golden State Water Company Announce New Credit Agreements

San Dimas, California, July 5, 2023…. American States Water Company (NYSE:AWR) and its regulated water utility subsidiary, Golden State Water Company (“GSWC”), announced that on June 28, 2023 they had each entered into new credit agreements with a term of five years provided by a syndicate of banks and financial institutions. These syndicated credit facilities replace AWR’s previous credit agreement with a sole bank dated June 3, 2005, as amended and restated.

AWR’s credit agreement provides for a $150 million unsecured revolving credit facility to support AWR parent and its contracted services subsidiary, American States Utility Services, Inc. (“ASUS”). GSWC’s separate credit agreement provides for a $200 million unsecured revolving credit facility to support its operations and capital expenditures. Both credit facilities may be expanded up to an additional amount of $75 million, subject to the lenders’ approval. The credit agreements contain covenants and events of default customary for credit facilities of these type.

“We are pleased to have been able to successfully put in place these two syndicated credit facilities,” said Robert J. Sprowls, President and CEO of American States Water Company and GSWC. “The credit facilities will provide the company with flexibility in meeting its day-to-day working capital demands and as additional support for our infrastructure investment programs at both GSWC and ASUS.”

Forward Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,400 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707